Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction
Neonode Technologies AB	Sweden
Neno User Interface Solutions AB	Sweden
Neonode KK	Japan
Neonode Americas Inc.	U.S.
NEON Technology Inc.	U.S.